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                                                FILED PURSUANT TO RULE 424(B)(3)
                                                       REGISTRATION NO. 33-53207

SUPPLEMENT TO PROSPECTUS DATED AUGUST 17, 1994, AS SUPPLEMENTED
DATED DECEMBER 19, 1995

                           THE DETROIT EDISON COMPANY
                REMARKETED SECURED NOTES, 1994 SERIES C DUE 2034

     The following discussion supplements and replaces the discussion under the captions below that was contained in the Prospectus Supplement and Prospectus, each dated August 17, 1994 (together, the "Prospectus"), relating to the initial offering of the Remarketed Secured Notes, 1994 Series C Due 2034 (the "Remarketed Notes") of The Detroit Edison Company (the "Company") under the heading "Description of Debt Securities -- Provisions Applicable to Remarketed Notes."

     The Remarketed Notes were issued as a series of debt securities under the Indenture, dated as of June 30, 1993, as supplemented by the Third Supplemental Indenture, dated as of August 15, 1994, and have been amended by the First Amendment to the Third Supplemental Indenture, dated as of December 12, 1995 (together, the "Indenture"), between the Company and Bankers Trust Company, as trustee (the "Trustee"). As described below, the amendments add the Commercial Paper Term Mode and modify the procedures for remarketing the Remarketed Notes in accordance with the current procedures of The Depository Trust Company ("DTC"). The description of the Remarketed Notes set forth herein amends the description set forth in the Prospectus Supplement and the Prospectus and replaces such description to the extent that they are inconsistent.

     Payment of principal of and interest on the Remarketed Notes will be made to DTC so long as DTC or its nominee is the registered owner of the Remarketed Notes. The disbursement of such payments to beneficial owners of the Remarketed Notes ("Beneficial Owners") will be the responsibility of the DTC Participants and the Indirect Participants, all as defined and more fully described in the Prospectus under the caption "DTC Book-Entry-Only System."

INTEREST

     General. The Remarketed Notes will initially bear interest at a rate per annum and for such period as will be set forth in the Prospectus Supplement relating thereto (the "Initial Interest Rate"). Thereafter, each Remarketed Note will bear interest at the Company's option in either the Daily Interest Rate Mode or the Weekly Interest Rate Mode (each, a "Floating Interest Rate Mode"), the Commercial Paper Term Mode, the Long Term Rate Mode or the Fixed Interest Rate Mode. Unless otherwise indicated in the applicable Prospectus Supplement, each Remarketed Note may bear interest in the same or a different Interest Rate Mode from other Remarketed Notes. The interest rate for Remarketed Notes will be established periodically as described herein by a remarketing agent selected by the Company (the "Remarketing Agent"). The Company also may appoint one or more standby remarketing agents for any Remarketing Agent (each, a "Standby Remarketing Agent") on the terms described in the Prospectus Supplement and the Prospectus.

     Unless otherwise indicated in the applicable Prospectus Supplement, interest will be payable on any Remarketed Note (i) bearing interest at the Initial Interest Rate, on the date or dates set forth in the applicable Pricing Supplement; (ii) for any Interest Rate Period in the Commercial Paper Term Mode, on the Interest Rate Adjustment Date commencing the next succeeding Interest Rate Period for such Remarketed Note and on such other dates (if any) as will be established upon conversion of such Remarketed Note to the Commercial Paper Term Mode or upon remarketing of the Remarketed Note in a new Interest Rate Period in the Commercial Paper Mode; (iii) in the Daily or Weekly Interest Rate Mode, on the first Business Day of each month (unless such day is less than 11 days after conversion to such Interest Rate Mode, in which case interest will be payable on the first Business Day of the next succeeding month); (iv) in the Long Term Rate Mode or Fixed Interest Rate Mode, at least semiannually on such dates as will be established by the Company
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upon conversion of such Remarketed Note to such Long Term Rate Mode (or upon remarketing of the Note in a new Interest Rate Period in the Long Term Rate Mode, as the case may be) or Fixed Interest Rate Mode, and on the Interest Rate Adjustment Date commencing the next succeeding Interest Rate Period, in the case of Remarketed Notes in the Long Term Rate Mode. Such interest will be payable to the holder thereof as of the related Record Date, which, for any Remarketed Note
(x) in the Daily or Weekly Interest Rate Mode, is the last calendar day of the month preceding an Interest Payment Date; (y) in the Commercial Paper Term Mode, or bearing interest at the Initial Interest Rate (unless otherwise specified in the Remarketed Note), is the Business Day prior to the related Interest Payment Date; and (z) in the Long Term Rate Mode or Fixed Interest Rate Mode, is 15 days prior to the related Interest Payment Date. If any Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, and no interest will accrue on such payment for the period from and after such Interest Payment Date to the date of such payment on the next succeeding Business Day. Unless otherwise indicated in the applicable Prospectus Supplement, interest on the Remarketed Notes bearing interest in a Floating Interest Rate Mode or the Commercial Paper Term Mode will be computed on the basis of actual days elapsed over 360. Interest on the Remarketed Notes in the Long Term Rate Mode or Fixed Interest Rate Mode will be computed on the basis of a year of 360 days consisting of twelve 30-day months; and interest on the Remarketed Notes at the Initial Interest Rate will be computed on the basis of (a) actual days elapsed over 360 if the Initial Interest Rate Period is less than one year or (b) a year of 360 days consisting of twelve 30-day months if the Initial Interest Rate Period is one year or more.

     As used herein, "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions located in the State of Michigan or in the state in which the principal corporate trust office of the Trustee is located, are authorized or obligated by or pursuant to law or executive order to close.

     Determination of Interest Rates. The interest rate for any Remarketed Note will be established by the applicable Remarketing Agent in a remarketing (as described below) or otherwise not later than the first day of each succeeding Interest Rate Period for such Remarketed Note, which must be a Business Day (each, an "Interest Rate Adjustment Date"), and will be the minimum rate of interest necessary in the judgment of such Remarketing Agent to produce a par bid in the secondary market for such Remarketed Note on the date the interest rate is established. Such rate will be effective for the next succeeding Interest Rate Period for such Remarketed Note commencing on such Interest Rate Adjustment Date.

     With respect to Remarketed Notes, in the event that (i) the Remarketing Agent for such Remarketed Notes has been removed or has resigned and no successor has been appointed, or (ii) the Remarketing Agent for such Remarketed Notes has failed to announce the appropriate interest rate on the Interest Rate Adjustment Date for any such Remarketed Note for whatever reason, or (iii) the appropriate interest rate or Interest Rate Period cannot be determined for any such Remarketed Note for whatever reason, all such Remarketed Notes shall be automatically converted to the Weekly Interest Rate Mode and the rate of interest thereon shall be equal to the rate per annum announced by NBD Bank (or such other nationally recognized bank located in the United States as the Company may select) as its prime lending rate (such rate of interest being referred to herein as the "Special Interest Rate").

     The interest rate on the Remarketed Notes shall not exceed the "Maximum Rate," which, unless otherwise indicated in the applicable Prospectus Supplement, is defined to mean that rate of interest equal to 15% per annum or such higher rate as may be established from time to time by the Board of Directors of the Company.

     After any Interest Rate Adjustment Date, any Beneficial Owner may contact the Trustee or the Remarketing Agent in order to be advised of the interest rate applicable to such Beneficial Owner's Remarketed Notes. No notice of the applicable interest rate will be sent to Beneficial Owners.

     The interest rate announced by the Remarketing Agent, absent manifest error, is binding and conclusive upon the Beneficial Owners, the Company and the Trustee.

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  INTEREST RATE MODES

     The times specified below are subject to extension pursuant to standby remarketing arrangements, if any, as provided herein and in the applicable Prospectus Supplement. See "Remarketing -- Interest Rate Adjustment Date; Determination of Interest Rate" below.

     Commercial Paper Term Period. The Interest Rate Period for any Remarketed
Note in the Commercial Paper Term Mode will be a Commercial Paper Term Period, which will be a period of not less than one nor more than 364 consecutive calendar days, as determined by the Company or, if not so determined, by the Remarketing Agent for such Remarketed Note (in its best judgment in order to obtain the lowest interest cost for such Remarketed Note). Each Commercial Paper Term Period will commence on the Interest Rate Adjustment Date therefor and end on the day preceding the date specified by such Remarketing Agent as the first day of the next Interest Rate Period for such Remarketed Note. The interest rate for any Commercial Paper Term Period relating to a Remarketed Note will be determined not later than 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Remarketed Note which is the first day of each Interest Rate Period for such Remarketed Note; provided, however, that if such day is not a Business Day, the Interest Rate Adjustment Date for any Remarketed Note in such Commercial Paper Term Mode shall be the next succeeding day which is a Business Day.

     As used herein, "Commercial Paper Term Mode" means, with respect to any Note, the Interest Rate Mode in which the interest rate on such Note is reset on a periodic basis which shall not be less than one calendar day nor more than 364 consecutive calendar days and interest is paid as provided for such Interest Rate Mode above under "Interest -- General".

     Daily Interest Rate Period. The Interest Rate Period for any Remarketed
Note in the Daily Interest Rate--Mode will commence at the beginning of each Business Day and end at the end of the calendar day preceding the next Business Day. The interest rate for such Remarketed Notes will be determined each Business Day not later than 9:30 a.m., New York City time, on such day. The Daily Interest Rate Mode shall occur only so long as the Remarketed Notes are maintained in a book-entry system.

     Weekly Interest Rate Period. The Interest Rate Period for any Remarketed
Note in the Weekly Interest Rate Mode will be a period approximating one week commencing on any Business Day, as determined by the Remarketing Agent for such Remarketed Note, and ending on the day preceding the first day of the next Interest Rate Period for such Remarketed Note. The interest rate for any Remarketed Notes in the Weekly Interest Rate Mode will be determined not later than 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Remarketed Notes, which is the first day of the Interest Rate Period for such Remarketed Notes.

     Long Term Interest Rate Period. The Interest Rate Period for any Remarketed
Note in the Long Term Rate Mode will be established by the Company as a period of more than 364 days and less than the Stated Maturity of such Remarketed Note; provided, however, that such Interest Rate Period must end on the day prior to an Interest Payment Date for such Remarketed Note; and provided further that, if so provided in a Remarketed Note in the Long Term Rate Mode and specified at the time of remarketing into a Long Term Rate Period, the Company may shorten the Interest Rate Period and provide for payment of a premium in respect thereof for any such Remarketed Note upon written notice to the Remarketing Agent and the Trustee not less than thirty (30) days prior to the date upon which such shortened Interest Rate Period shall expire. Promptly upon the receipt of such notice, and, in any case, not later than the close of business on such date, the Trustee will transmit such information to DTC in accordance with DTC's procedures as in effect from time to time. The interest rate for any Remarketed Notes in the Long Term Rate Mode will be determined not later than 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Remarketed Notes. The Interest Rate Adjustment Date for the Long Term Rate Mode is the first day of the Interest Rate Period; provided, however, that if such day is not a Business Day, the Interest Rate Adjustment Date for any Remarketed Note in such Long Term Rate Mode shall be the next succeeding day which is a Business Day.

     If any Remarketed Note is subject to early remarketing as provided above, the Interest Rate Period may be shortened by the Company on any date on and after the Initial Early Remarketing Date, if any, specified in

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the Remarketed Note, upon prior written notice as provided above. On and after the Initial Early Remarketing Date, if any, on the Interest Rate Adjustment Date relating to such shortened Interest Rate Period for such Remarketed Note, the Company will pay a premium to the tendering Beneficial Owner of the Remarketed Note, together with accrued interest, if any, thereon at the applicable rate payable to such Interest Rate Adjustment Date. Unless otherwise specified in the Remarketed Note, the premium shall be an amount equal to the Initial Early Remarketing Premium specified therein (as adjusted by the Annual Early Remarketing Premium Percentage Reduction, if applicable), multiplied by the principal amount of the Remarketed Note subject to early remarketing. The Initial Early Remarketing Premium, if any, shall decline at each anniversary of the Initial Early Remarketing Date by an amount equal to the applicable Annual Early Remarketing Premium Percentage Reduction, if any, specified in the Remarketed Note until the premium is equal to 0.

     Fixed Interest Rate Period. The Interest Rate Period for any Remarketed
Note in the Fixed Interest Rate Mode will commence on the date of conversion to such Interest Rate Mode and continue to the Stated Maturity or date of redemption of such Remarketed Note. The interest rate for Remarketed Notes in the Fixed Interest Rate Mode will be determined not later than 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Remarketed Notes, which is the date of conversion to the Fixed Interest Rate Mode for such Remarketed Notes.

CONVERSION

     Conversion From a Floating Interest Rate Mode. Any Remarketed Note in a Floating Interest Rate Mode may be converted at the option of the Company to any Interest Rate Mode on any Interest Rate Adjustment Date for such Remarketed Note upon receipt by the Trustee and the applicable Remarketing Agent for such Remarketed Note of notice, confirmed in writing, from the Company (a "Conversion Notice") not less than ten (10) days prior to such Interest Rate Adjustment Date stating that, on such Interest Rate Adjustment Date, such Remarketed Note will be converted to a different Interest Rate Mode and will be subject to mandatory tender by the Beneficial Owner thereof, as described herein under "Description of Remarketed Notes -- Tender of Remarketed Notes." Such notice will contain the new Interest Rate Mode and the date of such conversion (a "Conversion Date") and will state that such Beneficial Owner will be deemed to have tendered such Remarketed Note as of the Conversion Date and will not be entitled to further accrual of interest on such Remarketed Note after such date. Promptly upon the receipt of such notice, and, in any case, not later than the close of business on such date, the Trustee will transmit such information to DTC in accordance with DTC's procedures as in effect from time to time.

     Conversion from the Commercial Paper Term Mode or Long Term Rate Mode. Any Remarketed Note in the Commercial Paper Term Mode or the Long Term Rate Mode may be converted at the option of the Company to a Floating Interest Rate Mode or the Fixed Interest Rate Mode on any Interest Rate Adjustment Date for such Remarketed Note upon receipt by the Trustee and the applicable Remarketing Agent for such Remarketed Note of notice, confirmed in writing, from the Company not less than five (5) Business Days prior to such Interest Rate Adjustment Date stating that, on such Interest Rate Adjustment Date, such Remarketed Note will be converted to a Floating Interest Rate Mode or a Fixed Interest Rate Mode, and will be subject to mandatory tender by the Beneficial Owner thereof, as described herein under "Description of Remarketed Notes -- Tender of Remarketed Notes." Such notice will contain the new Interest Rate Mode, the Conversion Date, and will state that such Beneficial Owner will be deemed to have tendered such Remarketed Note as of the Conversion Date and will not be entitled to further accrual of interest on such Remarketed Note after such date. Promptly upon the receipt of such notice, and, in any case, not later than the close of business on such date, the Trustee will transmit such information to DTC in accordance with DTC's procedures as in effect from time to time. No Conversion Notice will be required under the Indenture for conversions within or between the Commercial Paper Term Mode and the Long Term Rate Mode.

     Any Remarketed Note converted to the Fixed Interest Rate Mode will not be subject to any further conversions between Interest Rate Modes.

     Revocation or Change of Conversion Notice. The Company may, upon written notice received by the Trustee and the applicable Remarketing Agent and DTC, revoke any Conversion Notice or change the

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Interest Rate Mode to which such Conversion Notice relates up to 9:30 a.m., New
York City time, on the Conversion Date.

TENDER OF REMARKETED NOTES

     Demand Tender Option for Daily and Weekly Interest Rate Notes in a Floating Interest Rate Mode. Unless otherwise indicated in the applicable Prospectus Supplement, any Remarketed Note in the Daily or Weekly Interest Rate Mode will be subject to tender and purchase upon demand by the Beneficial Owner thereof on any Business Day selected by such Beneficial Owner as hereinafter provided, at the purchase price of par plus accrued interest, upon notice to the applicable Remarketing Agent and to such Beneficial Owner's DTC Participant on a Business Day not later than (i) one (1) Business Day prior to the specified purchase date, in the case of any Remarketed Note in the Daily Interest Rate Mode, or
(ii) seven (7) days prior to the specified purchase date, in the case of any Remarketed Note in the Weekly Interest Rate Mode; provided, however, that in either such case if the date selected for purchase is not a Business Day, the purchase date shall be the next succeeding Business Day. Such notice shall (A) state the principal amount (or portion thereof) of such Remarketed Note to be purchased, (B) state the purchase date on which such Remarketed Note will be purchased, and (C) irrevocably request such purchase. Upon giving such notice, the Beneficial Owner of such Remarketed Note will be deemed to have irrevocably tendered such Remarketed Note for remarketing as described below. Beneficial Owners may only tender Remarketed Notes in amounts of $100,000 and integral multiples thereof and no Remarketed Notes will be purchased in part if such partial purchase would result in the principal amount of any Remarketed Notes of such Beneficial Owner outstanding being in any denomination of less than $100,000 or an integral multiple thereof.

     Mandatory Tender of Remarketed Notes at the Initial Interest Rate or in the Long Term Rate Mode or Commercial Paper Term Mode. Unless otherwise indicated in the applicable Prospectus Supplement, any Remarketed Note bearing interest at the Initial Interest Rate or in the Long Term Rate Mode or in the Commercial Paper Term Mode will be automatically tendered for purchase, or deemed tendered for purchase, on each Interest Rate Adjustment Date relating thereto. Remarketed Notes will be purchased on the Interest Rate Adjustment Date relating thereto as described below. See "Provisions Applicable to Remarketed Notes -- Remarketing."

REMARKETING

     When any Remarketed Note is tendered for remarketing, the Remarketing Agent therefor will use its best efforts to remarket such Remarketed Note on behalf of the Beneficial Owner thereof at a price equal to 100% of the principal amount thereof (plus accrued interest, if any, in the case of Remarketed Notes bearing interest in a Daily or Weekly Interest Rate Mode). The Remarketing Agent may purchase tendered Remarketed Notes for its own account in a remarketing, but will not be obligated to do so. The Company may offer to purchase Remarketed Notes in a remarketing, provided that the interest rate established with respect to Remarketed Notes in such remarketing is not different from the interest rate that would have been established if the Company had not purchased such Remarketed Notes. Any Remarketed Notes for which the Company shall have given a notice of redemption shall not be considered in a remarketing.

     Interest Rate Adjustment Date; Determination of Interest Rate. By 11:00 a.m., New York City time (or 9:30 a.m., New York City time, in the case of any Remarketed Note in the Daily Interest Rate Mode), on the Interest Rate Adjustment Date for any Remarketed Note, the Remarketing Agent will determine the interest rate for such Remarketed Note being remarketed to the nearest one-thousandth (0.001) of one percent per annum for the next Interest Rate Period; provided, that between 11:00 a.m., New York City time (or 9:30 a.m., New York City time, in the case of any Note in the Daily Interest Rate Mode) and 11:50 a.m., New York City time, the Remarketing Agent and Standby Remarketing Agent (if any) shall use their best efforts to determine the interest rate for any Notes not successfully remarketed as of the applicable deadline specified in this paragraph. In determining the applicable interest rate for such Remarketed Note and other terms, the Remarketing Agent will, after taking into account market conditions as reflected in the prevailing yields on fixed and variable rate taxable debt securities, (i) consider the principal amount of all Remarketed Notes of such series tendered on such date and the principal amount of such Remarketed Notes prospective

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purchasers are willing to purchase and (ii) contact, by telephone or otherwise, prospective purchasers and ascertain the interest rates therefor at which they would be willing to hold or purchase such Remarketed Notes.

     Notification of Results; Settlement. By 12:30 p.m., New York City time, on the Interest Rate Adjustment Date for any Remarketed Notes, the applicable Remarketing Agent will notify the Company and the Trustee in writing (which may include facsimile or other electronic transmission), of (i) the interest rate applicable to such Remarketed Notes for the next Interest Rate Period, (ii) the Interest Rate Adjustment Date, (iii) the Interest Payment Dates, for any Remarketed Notes in the Commercial Paper Term Mode (if other than the Interest Rate Adjustment Date), the Long Term Rate Mode or the Fixed Interest Rate Mode,
(iv) the optional redemption terms, if any, and early remarketing terms, if any, in the case of a remarketing into a Long Term Rate Period, (v) the aggregate principal amount of tendered Remarketed Notes, and (vi) the aggregate principal amount of such tendered Remarketed Notes which the Remarketing Agent and the Standby Remarketing Agent, if any, were able to remarket, at a price equal to 100% of the principal amount thereof plus accrued interest, if any. Immediately after receiving such notice and, in any case, not later than 1:30 p.m., New York City time, the Trustee will transmit such information and any other settlement information required by DTC to DTC in accordance with DTC's procedures as in effect from time to time.

     By telephone at approximately 1:00 p.m., New York City time, on such Interest Rate Adjustment Date, the applicable Remarketing Agent will advise each purchaser of such Remarketed Notes (or the DTC Participant of each such purchaser who it is expected in turn will advise such purchaser) of the principal amount of such Remarketed Notes that such purchaser is to purchase.

     Each purchaser of Remarketed Notes in a remarketing will be required to give instructions to its DTC Participant to pay the purchase price therefor in same day funds to the applicable Remarketing Agent against delivery of the principal amount of such Remarketed Notes by book entry through DTC by 3:00 p.m., New York City time, on the Interest Rate Adjustment Date. Any Remarketed Notes bearing interest in a Floating Interest Rate Mode for the Interest Rate Period immediately preceding a remarketing will be settled at a price of 100% of the principal amount thereof plus accrued interest from the most recent Interest Payment Date therefor to the date of settlement.

     All tendered Remarketed Notes will be automatically delivered to the account of the Trustee (or such other account meeting the requirements of DTC's procedures as in effect from time to time), by book entry through DTC against payment of the purchase price or redemption price therefor, on the Interest Rate Adjustment Date relating thereto.

     The Remarketing Agent will make, or cause the Trustee to make, payment to the DTC Participant of each tendering Beneficial Owner of Remarketed Notes subject to a remarketing, by book entry through DTC by the close of business on the Interest Rate Adjustment Date against delivery through DTC of such Beneficial Owner's tendered Remarketed Notes, of: (i) the purchase price for tendered Remarketed Notes that have been sold in the remarketing, and (ii) if any such Remarketed Notes were purchased pursuant to a Special Mandatory Purchase, subject to receipt of funds from the Company or the Liquidity Provider, as the case may be, the purchase price of such Remarketed Notes plus, in each case, accrued interest, if any, to such date.

     The transactions described above for a remarketing of any Remarketed Notes will be executed on the Interest Rate Adjustment Date for such Remarketed Notes through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC Participants will be debited and credited and such Remarketed Notes delivered by book entry as necessary to effect the purchases and sales thereof, in each case as determined in the related remarketing.

     Except as otherwise set forth herein under "Failed Remarketing," any Remarketed Notes tendered in a remarketing will be purchased solely out of the proceeds received from purchasers of such Remarketed Notes in such remarketing, and neither the Trustee, the applicable Remarketing Agent for such Remarketed Notes nor any Standby Remarketing Agent, if any, or the Company will be obligated to provide funds to make payment upon any Beneficial Owner's tender in a remarketing.

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

     Although tendered Remarketed Notes will be subject to purchase by the Remarketing Agent in remarketing, such Remarketing Agent and any Standby Remarketing Agent will not be obligated to purchase any such Remarketed Notes.

     The remarketing procedures set forth above will apply to all Remarketed Notes except to the extent otherwise indicated in the applicable Prospectus Supplement for such Remarketed Notes. The settlement and remarketing procedures described above, including provisions for payment by purchasers of tendered Remarketed Notes or for payment to selling Beneficial Owners of tendered Remarketed Notes, may be modified to the extent required by DTC. In addition, the Remarketing Agent may, in accordance with the terms of the Indenture, modify the settlement and remarketing procedures set forth above in order to facilitate the settlement and remarketing process.

     As long as DTC's nominee holds the certificates representing any Remarketed Notes in the book entry system of DTC, no certificates for such Remarketed Notes will be delivered by any selling Beneficial Owner to reflect any transfer of such Remarketed Notes effected in any remarketing.

     Failed Remarketing. Unless otherwise provided in the applicable Prospectus Supplement, Remarketed Notes not successfully remarketed will be subject to Special Mandatory Purchase. The obligation of the Company to effect a Special Mandatory Purchase of the Remarketed Notes (the "Special Mandatory Purchase Right") can be satisfied either directly by the Company or through a Liquidity Provider (as hereinafter defined). By 12:00 o'clock noon, New York City time, on any Interest Rate Adjustment Date, the applicable Remarketing Agent for such Remarketed Notes will notify the Liquidity Provider, if any, the Trustee and the Company by telephone or facsimile, confirmed in writing, of the principal amount of Remarketed Notes that such Remarketing Agent and the applicable Standby Remarketing Agent, if any, were unable to remarket on such date. In the event that the Company has entered into a Standby Note Purchase Agreement (as hereinafter defined) which is in effect on such date, such notice will constitute a demand for the benefit of the Company to the Liquidity Provider to purchase such unremarketed Remarketed Notes at a price equal to the outstanding principal amount thereof pursuant to the terms of such Standby Note Purchase Agreement. If a Standby Note Purchase Agreement is not in effect on such date, or if the Liquidity Provider fails to advance funds under the Standby Note Purchase Agreement, the Company will be required to purchase such unremarketed Remarketed Notes. In each case the Company will pay all accrued and unpaid interest, if any, on unremarketed Remarketed Notes to such Interest Rate Adjustment Date. Payment of the principal amount of unremarketed Remarketed Notes by the Company or the Liquidity Provider, as the case may be, and payment of accrued and unpaid interest, if any, by the Company, shall be made by deposit of same-day funds in the account of the Trustee (or such other account meeting the requirements of DTC's procedures as in effect from time to time) irrevocably in trust for the benefit of the Beneficial Owners of Remarketed Notes subject to Special Mandatory Purchase, by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date. See "Description of Remarketed Notes -- Purchase and Redemption of Remarketed Notes."

     The Remarketing Agent. The Company and the Remarketing Agent for Remarketed Notes will enter into a Remarketing Agreement, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The summaries below are summaries of certain provisions of the form of Remarketing Agreement and do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the Remarketing Agreement.

     For its services in determining the interest rate and remarketing Remarketed Notes, the Remarketing Agent will receive from the Company a fee to be determined at the time of execution of the Remarketing Agreement. The Remarketing Agent may pay to selected broker-dealers, including any Standby Remarketing Agent, a portion of any fees it receives from the Company for its services as Remarketing Agent reflecting Remarketed Notes sold through such broker-dealers to purchasers in remarketings.

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

     The Company will agree to indemnify the Remarketing Agent and the Standby Remarketing Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"), arising out of or in connection with its duties under the Remarketing Agreement.

     The Remarketing Agreement will provide that the Company may in its absolute discretion replace the Remarketing Agent by giving 30 days prior notice to the Remarketing Agent and the Trustee, such replacement to be effective upon the Company's appointment of a successor to perform the services of the Remarketing Agent under the Remarketing Agreement. The Remarketing Agreement will also provide that the Company reserves the right to appoint or replace any Standby Remarketing Agent at any time.

     The Remarketing Agreement will also provide that the Remarketing Agent or any Standby Remarketing Agent may resign at any time as Remarketing Agent, such resignation to be effective 30 days after the delivery to the Company and the Trustee of notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor Remarketing Agent.

PURCHASE AND REDEMPTION OF REMARKETED NOTES

     Special Mandatory Purchase. Unless otherwise provided in the applicable Prospectus Supplement, Remarketed Notes which have not been remarketed by 12 o'clock noon, New York City time, on an Interest Rate Adjustment Date for such Remarketed Notes will be purchased by the Company directly or through a Liquidity Provider pursuant to the Special Mandatory Purchase Right. In such event, either the Company or, subject to the terms and conditions of a Standby Note Purchase Agreement, if any, which may be in effect on such date, the Liquidity Provider, will deposit same-day funds in the account of the Trustee (or such other account meeting the requirements of DTC's procedures as in effect from time to time) irrevocably in trust for the benefit of the Beneficial Owners of the Remarketed Notes subject to Special Mandatory Purchase in trust for the benefit of the Beneficial Owners of Remarketed Notes subject to Special Mandatory Purchase by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date. Such funds shall be in an amount sufficient to pay the aggregate purchase price of such unremarketed Remarketed Notes, equal to 100% of the principal amount thereof. In the event a Standby Note Purchase Agreement is in effect but the Liquidity Provider shall fail to advance funds for whatever reason thereunder, the Company will be obligated to purchase such unremarketed Remarketed Notes on such Interest Rate Adjustment Date. The Company will be responsible for paying the accrued interest, if any, on such Remarketed Notes by depositing sufficient same-day funds therefor with the Trustee (or such other account meeting the requirements of DTC's procedures as in effect from time to time) by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date. See "The Standby Note Purchase Agreement."

     Remarketed Notes purchased by the Liquidity Provider ("Purchased Notes") shall bear interest at the rates and be payable on the dates as may be agreed upon by the Company and the Liquidity Provider, but in no event shall such rate be more than the Maximum Rate. Upon purchase of any Remarketed Note by the Liquidity Provider, all interest accruing thereon from the last date for which interest was paid shall accrue for the benefit of and be payable to the Liquidity Provider. Unless an event of default under the Standby Note Purchase Agreement occurs, the Remarketing Agent for such Remarketed Notes shall, subject to compliance with applicable securities laws, continue its remarketing efforts with respect to Purchased Notes until the earlier to occur of a successful remarketing of such Purchased Notes or the expiration of the Standby Note Purchase Agreement. All Purchased Notes that have been remarketed will be subject to Special Mandatory Purchase Rights when held by subsequent purchasers. In the event the Liquidity Provider holds Purchased Notes on the date the Standby Note Purchase Agreement expires, the Company will be required to purchase such Remarketed Notes on such date at a purchase price equal to the principal amount thereof plus accrued interest thereon to the purchase date. Such Remarketed Notes will remain outstanding and enjoy the benefits of the Indenture until such time as the Company delivers certificates for the Remarketed Notes to the Trustee for cancellation.

     Optional Redemption While Remarketed Notes are in a Floating Interest Rate Mode or Commercial Paper Term Mode. Unless otherwise provided in the applicable Prospectus Supplement, any Remarketed Notes in a Floating Interest Rate Mode or in the Commercial Paper Term Mode are subject to redemption at

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the option of the Company in whole or in part on any Interest Rate Adjustment
Date relating thereto, upon 30 days notice to the holders thereof at a redemption price equal to the aggregate principal amount of such Remarketed Notes to be redeemed plus accrued interest thereon to the redemption date.

     Redemption While Remarketed Notes are in the Long Term Rate Mode. Unless otherwise provided in the applicable Prospectus Supplement, any Remarketed Notes in the Long Term Rate Mode are subject to redemption at the option of the Company at the times and upon the terms specified at the time of conversion to or within such Long Term Rate Mode and as set forth in the Remarketed Note relating thereto.

     Redemption While Remarketed Notes are in the Fixed Interest Rate
Mode. Unless otherwise provided in the applicable Prospectus Supplement, any Remarketed Notes in the Fixed Interest Rate Mode will be subject to redemption at the option of the Company or pursuant to a sinking fund at the times and upon the terms specified at the time of conversion to such Fixed Interest Rate Mode.

     Allocation. Except in the case of a Special Mandatory Purchase, if the Remarketed Notes are to be redeemed in part, DTC, after receiving notice of redemption specifying the aggregate principal amount of Remarketed Notes to be so redeemed, will determine by lot (or otherwise in accordance with the procedures of DTC) the principal amount of such Remarketed Notes to be redeemed from the account of each DTC Participant. After making its determination as described above, DTC will give notice of such determination to each DTC Participant from whose account such Remarketed Notes are to be redeemed. Each such DTC Participant, upon receipt of such notice, will in turn determine the principal amount of Remarketed Notes to be redeemed from the accounts of the Beneficial Owners of such Remarketed Notes for which it serves as DTC Participant, and give notice of such determination to the Remarketing Agent.

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